UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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April 2024

Dear IBM Stockholder,

As the independent Lead Director and the Chairs of the Committees of the IBM Board of Directors, we are writing to you on behalf of the entire Board to thank you for your support and your investment in IBM. We also want to share our perspective on the Company and the Board’s role in driving long-term stockholder value. In the past year, the Company continued gaining momentum and delivering innovations in AI and hybrid cloud, all while also ensuring that sound governance and executive compensation practices are in place and transparent to you, our stockholders.

Technology and Expertise

2023 was an important year of growth for IBM. With your Board’s oversight, IBM continued to take meaningful action to strengthen its position as a leader in hybrid cloud and AI through refining our portfolio, expanding our ecosystem of partners, and enhancing productivity throughout the Company. The Company launched watsonx, its flagship AI and data platform and also unveiled innovations in quantum computing.

Notable achievements in 2023 include:

•	Delivering $61.9 billion of revenue, with broad-based growth and approximately 75% of revenue coming from higher growth Software and Consulting segments;

•	Generating $13.9 billion of cash from operations, up $3.5 billion year-to-year;

•	Continuing to invest in future growth, including over $5 billion spent to acquire 9 companies across Software and Consulting to expand IBM’s hybrid cloud and AI offerings and capabilities; and

•	Raising the dividend for the 28th consecutive year – IBM’s 108th straight year of providing one – returning $6 billion to stockholders.

We are pleased to report that IBM is well-positioned for continued success in 2024.

Trust and Transparency

We know that you, our stockholders, value IBM’s long-standing pursuit of the highest standards of corporate responsibility, trust, and transparency. We are aware of the profound impact that technologies like AI will have on business and society and that IBM bears significant responsibility to develop technologies ethically and to deploy them with trust and transparency. With a balanced approach, IBM aspires to make a lasting, positive impact in business ethics and the communities in which we work and live. Your Board is actively engaged in overseeing the Company’s efforts in these areas and providing disclosure of our progress, including in the annual IBM Impact Report.

Committed, Responsive Board

Engagement with you, our stockholders, is a core IBM value and integral to IBM’s success. We have a robust stockholder engagement program that includes participation by the Lead Director, as well as the Chairman and CEO and other members of senior management. Your feedback is integrated into boardroom discussions and informs the Board’s decisions and the Company’s policies, practices, and disclosures.

Collectively, we bring diverse knowledge, perspectives, and insights from our experiences outside of IBM so that we are well-positioned to effectively oversee IBM’s business and strategy. We are actively engaged and have an established history of responding to stockholder proposals that receive majority support. In line with this history and responsive to stockholder feedback, in 2023, IBM enhanced its disclosure regarding trade associations and adopted a director overboarding policy.

Commitment to Pay for Performance: Vote FOR Item of Business 3

Our compensation strategy, with significant pay at risk, aligns with IBM’s growth strategy and investor expectations for 2024 and beyond. Our senior executive pay is heavily weighted to IBM’s performance through the annual and long-term incentive programs, with targets set at challenging levels consistent with IBM’s financial model as shared with investors.

The Board continues to incorporate valuable stockholder feedback into ongoing executive compensation program decisions. Through our recent discussions with investors and our formal Say on Pay vote results at the 2023 Annual Meeting, investors reaffirmed their support for the Company’s compensation policies and programs, which focus on long-term financial performance that drives stockholder value.

For these reasons and those discussed in more detail in our Proxy Statement, the Board believes that our compensation policies and practices are aligned with the interests of our stockholders and designed to reward for performance.

We hope to receive your support on all of the Board’s recommendations in IBM’s 2024 Proxy Statement.

Sincerely,

/s/ Alex Gorsky	/s/ Peter R. Voser
Alex Gorsky	Peter R. Voser
IBM’s Lead Director	Chair of IBM’s Audit Committee

/s/ Andrew N. Liveris	/s/ Frederick H. Waddell
Andrew N. Liveris	Frederick H. Waddell
Chair of IBM’s Directors and Corporate Governance Committee	Chair of IBM’s Executive Compensation and Management Resources Committee

Spring 2024 IBM Investor Update

Our strategy hybrid cloud and AI 2 STRATEGY © 2024 IBM Corporation Our value proposition – Platform - centric approach to hybrid cloud and AI – Commitment to innovation – Deep industry and domain expertise – Integrated solutions – Trusted by enterprises Our actions – Portfolio optimization – Investments in skills and innovation – Simplified go - to - market and more technical and experiential selling – Ecosystem expansion – Growth - oriented culture Our model – Sustainable revenue growth – Strong cash generation – Higher ROIC – Capital allocation supporting investment and shareholder return

3 IBM Approach for hybrid cloud and AI STRATEGY © 2024 IBM Corporation

@ 2024 IBM Corporation Improved Portfolio Mix: Higher Growth, Higher Value 4 STRATEGY – Continued momentum in Software and Consulting – Organic investments in technology and talent – Completed ~40 acquisitions since early 2020 – Continued portfolio optimization including the sale of the Weather Company assets in January 2024 75% of our revenue now comes from higher - growth software and consulting businesses, up from ~55% in 2020 2023 Revenue Mix* Software 43% Consulting 32% Infrastructure 24% Financing 1% ~75 % Higher growth * Reflects 2023 segment revenue as reported in Form 10 - K filed on February 26, 2024

2023 Performance Highlights 5 © 2024 IBM Corporation Our model – Sustainable revenue growth – Strong cash generation – Higher ROIC – Capital allocation supporting investment and shareholder return STRATEGY Our results – Generated $62 billion of revenue with solid growth in Software and Consulting. IBM revenue was up 2% (3% at constant currency*) – A solid and growing recurring revenue base represents over 50% of revenue – 75% of revenue from higher - growth Software and Consulting segments – Expanded gross margin by 140 basis points – Generated cash from operations of $13.9 billion and free cash flow* of $11.2 billion, our strongest level of cash generation since 2019 – Exited the year with a healthy cash balance of $13.5 billion, including marketable securities – Continued organic and inorganic investments in hybrid cloud and AI, including closing 9 acquisitions – Returned ~$6 billion to stockholders and raised IBM’s quarterly dividend for the 28th consecutive year * non - GAAP financial measure

IBM’s Compensation Practices align with IBM’s growth strategy and investor expectations: 1. Accelerate our Hybrid Cloud and AI revenue growth strategy 2. Generate cash flow growth for increased investment and shareholder return 3. Advance our best - in - class culture of diversity and inclusion through the diversity modifier 50% 50% + Diversity Modifier Operating Cash Flow (1) (2) Revenue Metrics and Weightings 30% 30% 40% Free Cash Flow (1) Operating EPS (1) Revenue Annual Incentive Program Performance Share Units + Return on Invested Capital Modifier © 2024 IBM Corporation Metrics and Weightings Reinforcing IBM’s Shareholder Commitments COMPENSATION Senior executive pay is heavily weighted to IBM’s performance through the annual and long - term incentive program, focused on accelerating our hybrid cloud and AI revenue growth strategy and generating free cash flow for increased investment and shareholder return. 6 (1) Non - GAAP financial metric (2) Net Cash from Operating Activities, excluding Global Financing receivables

For 2023, at target, 77%, or $16.6 M of CEO pay wa s at risk and subject to attainment of rigorous performance goals 21% Short Term ($4.5M) 7% Base Salary ($1.5M) 14% Annual Incentive ($3M) Target: 200% of Base Salary 79% Long Term ($17M) 47% Performance Share Units ($10.2M) 16% Stock Options ($3.4M) 16% Restricted Stock Units ($3.4M) Compensation Aligns with High - Value Business Model ~77 % AT - RISK ($16.6M) Mr. Krishna’s IBM stock holdings exceed the CEO holding requirement of 10x base salary, aligning CEO compensation with shareholders’ interests. Target (100%) CEO ANNUAL INCENTIVE AWARD AS % OF TARGET* *2020, 2021, 2022 and 2023 pertain to Mr. Krishna and 2019 pertains to Ms. Rometty . 90 71 62 65 84 0 50 100 150 2017-19 2018-20 2019-21 2020-22 2021-2023 Target (100%) LONG - TERM PERFORMANCE SHARE UNIT PAYOUTS AS % OF TARGET Payouts in both the annual and long - term programs reflect rigorous performance goals 7 © 2024 IBM Corporation COMPENSATION 100 85 98 116 117 0 50 100 150 2019 2020 2021 2022 2023

6 Building the Right Board 8 © 2024 IBM Corporation BOARD & GOVERNANCE 2019 2020 2021 TWO NEW DIRECTORS ADDED IN 2023 Michelle J. Howard F. William McNabb III Martha E. Pollack Thomas Buberl Arvind Krishna Alfred W. Zollar Michael Miebach Marianne C. Brown Global business, corporate governance and technology experience 1 Research leadership and technology experience, including artificial intelligence Global business experience and expertise leading digital transformations Global business and organizational leadership experience and deep technology expertise Global business and technology experience, including financial services, systems and software Active Board Refreshment Independent and Diverse Board Gender and Ethnic Diversity Balanced Tenure 38% Diverse 6 5 2 Average of 5.9 yrs >10 yrs 5 - 10 yrs <5 yrs Global business and technology experience, including digital transformation, cybersecurity and data - driven insights IBM is committed to Board leadership, independent oversight and strong corporate governance: • Active Board refreshment: Over 6 0% of directors elected to the Board within the past five years • Diverse and independent perspectives: 3 women directors and 3 ethnically diverse directors added in the last five years and all directors but 1 are independent Policy expertise and technology experience with a cybersecurity focus Deep technology experience in systems and software

Board of Directors 9 Research & Development: INDUSTRY EXPERTISE: Financial Services: Manufacturing: Healthcare: Government: Energy: Information Technology: Chemicals: BOARD & GOVERNANCE © 2024 IBM Corporation DIRECTOR Marianne C. Brown Thomas Buberl David N. Farr Alex Gorsky Michelle J. Howard Arvind Krishna Andrew N. Liveris F. William McNabb III Michael Miebach Martha E. Pollack Peter R. Voser Frederick H. Waddell Alfred W. Zollar Client Industry Expertise Organizational Leadership & Management Global Operations CFO Specific Risk Oversight/Risk Management Exposure Technology, Cybersecurity or Digital Academia Government/Regulatory, Business Associations or Public Policy Public Board Gender Identity Female Male Male Male Female Male Male Male Male Female Male Male Male Race and/or Ethnicity White/ Caucasian White/ Caucasian White/ Caucasian White/ Caucasian Black/ African American Asian/ Pacific Islander White/ Caucasian White/ Caucasian White/ Caucasian White/ Caucasian White/ Caucasian White/ Caucasian Black/ African American Born Outside the U.S.

IBM IMPACT

IBM Impact

The IBM approach to creating lasting, positive impact is embodied in the three pillars of our IBM Impact framework. Our latest Impact Report provides information on IBM's environmental, social, and governance progress and performance and is available at https://www.ibm.com/impact/reports-and-policies

Ethical Impact

Creating innovations, policies and practices that prioritize ethics, trust, transparency, and above all – accountability. For example:

- Created five pillars of trust to guide responsible adoption of AI technologies: explainability, fairness, robustness, transparency, and privacy
- Founding member of the AI Alliance, a group of leading organizations focused on fostering open innovation and open science in AI

Equitable Impact

Creating spaces and opportunities for everyone by focusing on diversity, equity, and inclusivity within IBM as well as globally. For example:

- Fostering a culture of conscious inclusion and active allyship where IBMers can make a positive impact on society and bring authentic selves to work
- In 2023, our annual engagement survey found that more than 8 out of 10 IBMers reported feeling engaged at work

Environmental Impact

Creating better pathways to conserve natural resources, reduce pollution, and minimize climate-related risks. For example:

- Leveraging AI and automation for scale and speed across functions to accelerate clients' business objectives and sustainability goals and help them meet regulatory requirements
- Continued the work of the IBM Sustainability Accelerator, a global pro bono social impact program with a focus on vulnerable populations

We aspire to make a lasting, positive Impact in business ethics, our environment, and the communities in which we work and live.

@ 2024 IBM Corporation

10

Voting Item 5: Public Report on Congruency in China Business Operations and ESG Activities The Board recommends a vote AGAINST 11 © 2024 IBM Corporation PROPOSALS Voting Item 4: Public Report on Lobbying Activities The Board recommends a vote AGAINST – Independent third parties consistently recognize IBM as a leader in lobbying and political spending disclosure – IBM already provides the disclosure requested by this proposal, including further enhancing it in 2023 by identifying those trade associations that are directly engaged in U.S. lobbying through annual payments of $50,000 or higher – IBM has established clear oversight over such activities and expenditures through numerous written corporate policies, instructions, and guidelines, all of which are available on IBM’s public policy website – IBM does not make political contributions of any kind, directly or indirectly, to political parties, candidates or PACs – IBM adheres to the law across all countries where we do business, including government controls on the export and use of certain technologies – IBM complies with all laws related to human rights and forced labor, including the US Uyghur Forced Labor Prevention Act – IBM practices the highest level of social, environmental and ethical responsibility in our global supply chains – IBM has robust processes in place to ensure that our technology is not used in ways that would conflict with our values, our commitment to uphold basic human rights and freedoms, and our long - standing focus on responsible stewardship of powerful innovations

Voting Item 6: Right to Act by Written Consent The Board recommends a vote AGAINST Voting Item 7: Public Report on Climate Lobbying The Board recommends a vote AGAINST – IBM has demon strab le leadership and results and has been recognized with numerous awards for its climate leadership – IBM is committed to addressing climate change through the company's energy conservation and climate protection programs – IBM’s climate change policy and positions are already publicly available at our website and in our annual Impact Report – IBM already discloses robust information with regards to its lobbying activities and consistently receives high ratings from independent analysts of corporate practices on lobbying and political spending 12 – This proposal inaccurately describes the number of shares required to call a special meeting of the stockholders of IBM. IBM’s corporate governance provisions call for a threshold of 25% of stockholders to call a special meeting, not 40% of shares that cast ballots at the annual meeting – IBM has long demonstrated its commitment to sound principles of corporate governance, working to ensure that its practices protect and further the interests of its stockholders – IBM has an established process by which stockholders may communicate directly with IBM’s Board or non - management directors throughout the year on any topics of interest to stockholders © 2024 IBM Corporation PROPOSALS

Voting Item 8: Adoption of Greenhouse Gas Emissions Targets The Board recommends a vote AGAINST 13 – IBM’s climate goals have always been transparent, authentic, and, most importantly, factually based on science – IBM has goals and targets for greenhouse gas (GHG) emissions and net zero – IBM’s results for its GHG - related targets are independently verified by a third party – IBM’s climate change goals already include our value chain – IBM has demonstrable leadership and results addressing environmental matters © 2024 IBM Corporation PROPOSALS We Request Your Support at the 2024 Annual Meeting of Stockholders x FOR Election of all Thirteen Director Nominees x FOR Ratification of PricewaterhouseCoopers LLP as IBM’s Independent Registered Public Accounting Firm x FOR Advisory Vote on Executive Compensation x AGAINST ALL Stockholder Proposals The Board asks that you vote: AND

© 2024 IBM Corporation

Forward - Looking Statements, Non - GAAP and Other Information @ 2024 IBM Corporation Certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Re for m Act of 1995. Forward - looking statements are based on the company’s current assumptions regarding future business and financial performance. Those statements by their nature address matters that are uncertain to different degrees. Those statements invol ve a number of factors that could cause actual results to differ materially. Additional information concerning these factors is co nta ined in the Company’s filings with the SEC. Copies are available from the SEC, from the IBM website, or from IBM Investor Relations. Any forward - looking statement made during this presentation speaks only as of the date on which it is made. The company assumes no obligation to update or revise any forward - looking statements except as required by law; these charts and the associated remarks and comments are integrally related and are intended to be presented and understood together. In an effort to provide additional and useful information regarding the company’s financial results and other financial informat ion, as determined by generally accepted accounting principles (GAAP), these materials contain non - GAAP financial measures on a continuing operations basis, including revenue growth rates adjusted for constant currency and free cash flow. The rationale for management’s use of this non - GAAP information is included on pages 6 and 31 of the company’s 2023 Annual Report, which is Exhibit 13 to the Form 10 - K submitted with the SEC on February 26, 2024. For reconciliation of these non - GAAP financial measures to GAAP and other information, please refer to pages 17 and 31 of the company’s 2023 Annual Report. Note: For the 2021 – 2023 performance period, ROIC equals consolidated net operating profits after tax (consolidated GAAP net income plus after - tax interest expense) excluding the settlement charge resulting from the U.S. pension risk transfer, divided b y the sum of the average debt and average total stockholders’ equity over the period, excluding goodwill associated with the Red Ha t acquisition in years 2021 and 2022. In September 2022, IBM transferred $16 billion of its defined benefit pension obligations an d related plan assets to two insurers. A non - cash settlement charge of $4.4 billion net of tax related to this transfer was exclud ed given its unique and non - recurring nature. Due to the significant nature of the Red Hat acquisition, the Company utilizes a computatio n of ROIC excluding goodwill associated with the acquisition. The goodwill that was generated is primarily attributable to the ass emb led workforce of Red Hat and the increased synergies expected to be achieved over time from the integration of Red Hat products i nto the Company’s various integrated solutions. 15

[E-MAIL]

Dear IBM Senior Leaders:

Re: Voting Your IBM Shares for the 2024 Annual Meeting

I am writing to remind you to make sure to vote all of your IBM shares for the 2024 Annual Meeting. By now you should have received a copy of IBM’s 2024 Proxy Statement along with the proxy card or Notice of Internet Availability of Proxy Materials. If you hold IBM shares in “street name” (i.e., through a bank or broker), you will have received a voter instruction form from your bank or broker. We expect that many of you will receive multiple copies of the proxy materials, reflecting different ownership accounts you may have. Please make sure to vote all of the proxy voting cards that you receive or follow the instructions on the Notice of Internet Availability of Proxy Materials, if applicable.

As you know, 2023 was an important year of growth for IBM. We continued to take meaningful action to strengthen our position as a leader in hybrid cloud and AI through refining our portfolio, expanding our ecosystem of partners, and enhancing productivity throughout our organization. Throughout 2023, we continued to execute against our strategy and delivered $61.9 billion in revenue. We generated cash from operating activities of $13.9 billion, and returned $6 billion to our stockholders through our dividend, which we increased for the 28th consecutive year. In 2024, your Company is well-positioned for continued success and to deliver growth and greater value to stockholders.

As you see in the Proxy Statement, the Board recommends a vote:

•	FOR Item of Business 1: Election of our Directors

•	FOR Item of Business 2: Ratification of Appointment of our Independent Registered Accounting Firm

•	FOR Item of Business 3: Say on Pay Proposal

•	AGAINST Item of Business 4: Stockholder Proposal Requesting a Public Report on Lobbying Activities

•	AGAINST Item of Business 5: Stockholder Proposal Requesting a Public Report on Congruency in China Business Operations and ESG Activities

•	AGAINST Item of Business 6: Stockholder Proposal Requesting a Right to Act by Written Consent

•	AGAINST Item of Business 7: Stockholder Proposal Requesting a Public Report on Climate Lobbying

•	AGAINST Item of Business 8: Stockholder Proposal Requesting the Adoption of Greenhouse Gas Emissions Targets

For the reasons explained in our Proxy Statement, we believe that such votes are in the best interests of our Company and its stockholders.  It is important that you show your support for IBM and vote your shares.

•	If you hold your shares in record name (i.e., directly through our transfer agent, Computershare) and need assistance regarding your record accounts, please contact Bob Wilt at infoibm@us.ibm.com.

•	If you hold your shares in street name (e.g., Morgan Stanley, TD Ameritrade, Charles Schwab, or another financial institution), IBM cannot access your account or provide you with a replacement voting instruction form. In this case, you will need to contact your broker directly in order to obtain a replacement voting instruction form.

If you have already voted all of your shares, there is no need to contact us and no further action is required on your part. In case you have not received or have misplaced your proxy voting card, IBM periodically sends a follow-up mailing that includes a proxy voting card.

You may also find additional information at http://www.ibm.com/investor/proxyinformation. If you do not receive a copy of the Proxy Statement or Notice of Internet Availability of Proxy Materials by Tuesday, April 16, 2024, please contact Bob Wilt at infoibm@us.ibm.com. Please do not hesitate to call me at 914-499-xxxx or email me at xxxxxxxxx@us.ibm.com if you have questions or comments.

Sincerely,

/s/ Frank Sedlarcik
Frank Sedlarcik
Vice President and Secretary